UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 23, 2015

SI FINANCIAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Maryland	0-54241	80-0643149
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

803 Main Street, Willimantic, Connecticut 06226
(Address of principal executive offices) (Zip Code)

(860) 423-4581
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 23, 2015, Rheo A. Brouillard entered into an amended and restated employment agreement with SI Financial Group, Inc. and Savings Institute Bank and Trust Company.  On that same date, Laurie L. Gervais, Paul R. Little and Lauren L. Murphy each entered into an amended and restated change in control agreement with SI Financial Group, Inc. and Savings Institute Bank and Trust Company.  Under the amended and restated agreements, if any payment or benefit payable to the executives in connection with a change in control, as defined in the amended and restated agreements, would be subject to the excise tax imposed under the Internal Revenue Code, the executives would be entitled, at their option, to receive either the full amount of the total payments payable in connection with a change in control or a reduced amount of the total payments payable in connection with a change in control such that the excise tax would not apply.  The amended and restated agreements do not change the method for the calculating the severance benefit payable to Messrs. Brouillard and Little and Ms. Gervais.  Ms. Murphy’s amended and restated agreement extends her term from two to three years and increased the benefit payable under the agreement from two to three times her base amount.

In addition, the amended and restated agreements clarify the circumstances that constitute “Good Reason” if an executive wishes to voluntarily terminate his or her employment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SI FINANCIAL GROUP, INC.

Date: September 29, 2015	By:	/s/ Rheo A. Brouillard
Rheo A. Brouillard
President and Chief Executive Officer